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Merchants & Manufacturers Bancorp, Inc.                            PRESS RELEASE

CONTACT:  MICHAEL MURRY
          (414) 827-6701

          THOMAS SHEEHAN
          (414) 377-5511

               MERCHANTS & MANUFACTURERS BANCORPORATION, INC. AND
                     PYRAMID BANCORP., INC. COMPLETE MERGER

         NEW BERLIN, WI, January 3, 2000 - Merchants & Manufacturers Bancorp announced today that the merger of Merchants & Manufacturers Bancorporation, Inc., New Berlin, WI, and Pyramid Bancorp., Inc., Grafton, WI, was completed effective as of December 31, 1999. The combined company retains the name of Merchants & Manufacturers Bancorporation, Inc. and will have combined assets of $450 million. Merchants is the parent company of Lincoln State Bank, Lincoln Community Bank and Franklin State Bank along with several non-bank subsidiaries. Pyramid owns and operates the Grafton State Bank.

         Under the terms of the merger, Pyramid shareholders will receive nine shares of Merchants Common Stock for each share of Pyramid stock owned.

         Merchants Chairman Michael Murry commented: "We are pleased to have Grafton State Bank as a partner in our effort to build a system of Community Banks that are locally controlled, responsive to their respective communities, but with the capacity to service a wide range of customers, now and in the future."
         Thomas Sheehan, Pyramid's chairman, president, and chief executive officer, stated, "Grafton State Bank's customers will benefit from the additional products and services the combined organization will provide while continuing to enjoy the same














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personal service and local management as in the past."

         After consummation of the merger, Sheehan will assume the post of vice chairman of Merchants and will be responsible for all retail banking services of Merchants. Sheehan will also remain as chairman, president and chief executive officer of Grafton State Bank.

         Former directors of Pyramid, Thomas Sheehan, Jerome Sarnowski and James Kacmarcik will be appointed to serve as directors of Merchants and will continue to serve as directors of Grafton State Bank.